Subject to completion, as filed with the Securities and Exchange Commission on December 12, 2007
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Network Communications, Inc.
(Exact name of registrant as specified in its charter)

Georgia	2721	58-1404355
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2305 Newpoint Parkway
Lawrenceville, Georgia 30043
(770) 962-7220
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel R. McCarthy
Chairman and Chief Executive Officer
2305 Newpoint Parkway
Lawrenceville, GA 30043
(770) 962-7220
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

See Additional Registrant Listed Below

Copies to:

Joshua N. Korff, Esq.
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4675
(212) 446-4800

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered	per Unit	Offering Price	Fee
10 3/4% Senior Notes due 2013	$30,000,000	100%(1)	$30,000,000(2)	$921

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Exclusive of accrued interest, if any.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 12, 2007

$30,000,000

10 3/4% Senior Notes due 2013

This prospectus relates to the offer and sale from time to time by the selling noteholder identified in this prospectus of up to $30,000,000 aggregate principal amount at maturity of 10 3/4% Senior Notes due 2013 issued by Network Communications Inc. (the “Notes”). We will not receive any of the proceeds from the sale of our Notes being sold by the selling noteholder.

The Notes are being registered to permit the selling noteholder to sell the securities from time to time to the public. The selling noteholder may sell the Notes through ordinary brokerage transactions or through any other means described in the section entitled “Plan of Distribution.” We do not know when or in what amounts the selling noteholder may offer securities for sale. The selling noteholder may sell any, all or none of the Notes offered by this prospectus.

TERMS OF OFFERING

•	The senior notes were issued on November 30, 2005, in an aggregate principal amount of $175.0 million.

•	The Notes will be our unsecured senior obligations and will rank equally in right of payment with all of our existing and future senior indebtedness.

•	The Notes will be guaranteed on an unsecured senior basis by each of our subsequently acquired or organized domestic restricted subsidiaries.

•	Interest on the Notes is payable semi-annually in cash, at a rate per annum of 10 3/4%, on each June 1 and December 1, commencing on June 1, 2006. The Notes mature on December 1, 2013.

•	Prior to December 1, 2008, we may redeem up to 35% of the aggregate principal amount of the Notes using the net proceeds of certain sales of certain equity offerings of Network Communications, Inc.

•	Prior to December 1, 2009, the Notes are redeemable at our option at 100% of the principal amount plus a make-whole premium.

•	We may redeem the Notes at any time on or after December 1, 2009.

•	There is no sinking fund for the Notes.

•	Upon a change of control, we may be required to offer to repurchase the Notes.

We do not intend to list the Notes on any exchange. The Notes are currently traded over-the-counter. We can not assure you that an active trading market for the Notes will develop.

For a discussion of specific risks that you should consider before investing in our 10 3/4% Senior Notes due 2013, see “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007

IMPORTANT NOTICE TO READERS

Before making your investment decision, you should read this entire prospectus carefully. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf registration process, the selling noteholders may, from time to time, offer Notes owned by them in the general manner described in “Plan of Distribution.” Each time the selling noteholder offers Notes under this prospectus, it will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. The prospectus supplement may add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and, if applicable, any supplement hereto. We have not, and the selling noteholder has not, authorized anyone to provide you with different information. The selling noteholder is offering to sell and seeking offers to buy Notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of our Notes.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC’s Public Reference Room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the Notes offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Notes offered hereby, reference is made to the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended March 25, 2007;

•	our Quarterly Report on Form 10-Q for the three periods ended June 17, 2007; and

•	our Quarterly Report on Form 10-Q for the three periods ended September 9, 2007.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). You may request such copies by writing or telephoning us at the following address: Network Communications, Inc., 2305 Newpoint Parkway, Lawrenceville, GA 30043, Attention: Investor Relations; or the following telephone number: (770) 962-7220.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

Our disclosure and analysis in this prospectus include some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. In particular, these include, among other things, statements relating to:

•	our significant indebtednesses and ability to incur substantially more debt;

•	our future cash flow and earnings;

•	our ability to meet our debt obligations;

•	our ability to increase our market share;

•	our ability to retain our customers;

•	our ability to identify suitable acquisition candidates for expansion, to consummate these transactions on favorable terms and to achieve satisfactory operating results from the acquired businesses;

•	our ability to avoid unforeseen material liabilities as a result of acquiring new companies;

•	our ability to manage business growth and diversification and the effectiveness of our information systems;

•	our ability to compete with competitors in our industry;

•	possible litigation;

•	the effects of increased costs of insurance;

•	our ability to attract and retain qualified management personnel; and

•	the effects of general industry and economic conditions.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking statements in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus.

Our forward-looking statements speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, including the “Risk Factors” and the consolidated financial statements and related notes, incorporated by reference in this prospectus. Except as otherwise stated or required by the context, references in this prospectus to “NCI,” “our company,” “we,” “us” and “our” refer to Network Communications, Inc. and its consolidated subsidiaries. References to “GMH” are to Gallarus Media Holdings, Inc., our parent. Each reference in this prospectus to a fiscal year, “fiscal 2004” for example, refers to the fifty-two or fifty-three week accounting year ended on the last Sunday of March of such year and includes 13 four-week periods. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, including the consolidated financial statements and related notes incorporated by reference herein, before deciding whether to invest in the Notes.

Our Company

We are one of the largest and most diversified publishers of information for the local real estate market in North America. Through our extensive proprietary network of online and print distribution points, we provide critical local information to consumers involved in buying, leasing and renovating a home. Our reader base selects our print and online publications almost exclusively for the extensive advertisements, and, as a result, we are able to provide high quality leads at an effective cost to our advertisers, which are comprised of real estate agents, property management companies, new home builders and home renovation products and service providers. In fiscal 2007, we believe that we generated over ten million leads for our advertisers. Approximately 70% of our revenue was generated by advertisers under contract and over 75% of our advertisers under contract renew on an annual basis. For the fiscal year ended March 25, 2007, we generated revenue of $203.7 million and a net loss of $5.9 million. The net loss was primarily attributable to the increase in interest expense and depreciation and amortization expense associated with our acquisition by Citigroup Venture Capital Equity Partners, L.P. and affiliated funds (“CVC Fund”).

We were acquired by CVC Fund on January 7, 2005 and, in July, 2006 Court Square Advisor, LLC was assigned the rights and obligations of CVC Fund under an advisory agreement between CVC Management LLC, an affiliate of CVC Fund and the Company. Our property, equipment, software and intangible assets were revalued in conjunction with this acquisition transaction.

We operate in over 650 targeted markets which may overlap geographically across the U.S. and Canada, and have a monthly print and online reach of over 13 million potential consumers seeking to buy, rent or renovate their homes. The predominant content in our publications is advertisements, and our two largest publications are 100% advertisement based. In the resale home market, our flagship brand, The Real Estate Book (“TREB”), is the largest real estate advertising publication in North America. In the leasing market, we provide residential and commercial leasing listings, primarily through Apartment Finder and Black’s Guide. In the home improvement market, we are the largest publisher of local and regional design magazines for the luxury market, including Kansas City Homes & Gardens, Atlanta Homes & Lifestyles, Colorado Homes & Lifestyles and Mountain Living.

The local print advertising marketplace is dominated by three categories of publishers: newspapers, yellow pages and free guides. Real estate is an important component of the newspaper and free guides sectors.

Our largest competitor in the resale home market is the local newspaper. We have a significant competitive advantage against local newspapers as our advertising is less costly to real estate brokers, more targeted in distribution, and provides more information and color photos of homes for sale.

We also compete against other free guides in local markets. We have a significant competitive advantage over such other free guides because we have achieved significant economies of scale in infrastructure and database of listings.

Management believes that it is well positioned to participate in the projected rapid growth of web-based residential real estate advertising due to its multiple third party online partnerships and portfolio of rich online offerings under the LivingChoices.com umbrella.

We believe that our proprietary online and print distribution strategy gives us an advantage in reaching consumers at critical points in the purchase process. We distribute our printed publications through an extensive rack distribution network, comprised of more than 320,000 high traffic locations in areas frequented by our target consumers. In addition, we maintain more than 30,000 uniquely shaped proprietary sidewalk distribution boxes. For those products targeting affluent consumers and businesses, we utilize sophisticated database management and customer acquisition tools in order to develop highly targeted direct mail distribution. We also distribute all of our content — including our database of more than 1.5 million homes and apartments — online to our advertisers. We maintain a proprietary online network of websites which in the aggregate have over one million unique visitors each month. In addition, we distribute our content to more than 25 online distribution partners, including Trulia.com, BobVila.com and HomeGain.com, with a monthly reach of over 50 million online users. We believe our combined online and print distribution network, which is provided to advertisers at one all-inclusive cost, drives exceptional results for our advertisers.

We have two distinct marketing channels through which we generate revenue, the independent distributor channel (the “ID channel”) and the direct channel (the “Direct channel”). In our ID channel, the independent distributor is responsible for selling the advertising, collecting listings from agents/brokers and distributing publications in a specific geographic market. In our Direct channel, we sell the advertising, collect the listings from the agents/brokers, create and print the publications and distribute the publications. In fiscal 2007, the ID channel accounted for 36% of our revenue while the Direct channel accounted for 64%.

We are dedicated to delivering the highest quality products to our advertisers and consumers. Substantially all of our products are printed in four-color on quality paper stock. In addition, we print primarily digest-sized magazines, which are easy to use and transport during a home search. Our vertical integration strategy, which includes printing approximately 94% of our publications in-house, allows for exceptional quality control and speed to market for the multitude of products we produce. We print the remaining 6% of our publications at third party commercial printers.

We operate a highly efficient manufacturing and shipping network. At our corporate headquarters and production facility in Lawrenceville, GA, a suburb of Atlanta, we own and operate five Zirkon presses that are optimized to produce our digest-sized four-color publications. In fiscal 2007 we processed more than 364,000 digital images, created more than 439,000 advertising pages and produced more than ten billion printed pages. Through our fleet of nine trucks, we delivered more than 130 million books to over 650 targeted markets which may overlap geographically across the U.S. and Canada. The benefits of our vertical integration strategy include lower cost of production, higher quality control and faster time to market than our competitors. As of September 9, 2007, we had 1,132 employees, approximately 546 of which were located at our corporate headquarters.

Industry Dynamics

The real estate industry, including the market for existing homes should continue to show long-term growth, supported by strong population growth. The characteristics of the areas of the real estate market that we serve ((i) the resale and new sales area, (ii) the rental and leasing area and (iii) the remodeling and home improvement area) provide a unique opportunity for a targeted national network of local print and online guides such as ours. The vast majority of homes for sale are handled through real estate agents who receive a fee upon the completion of the transaction. These agents’ largest expenditures are on advertising and marketing in an attempt to reach the highest number of quality leads for their current listings, as well as to generate new listings. The key drivers of these agents’ advertising and marketing expenditures are the number of transactions per year, rather than dollar volume per transaction, providing a stable revenue base regardless of upward or downward movements of prices in each local market. Apartments for lease are managed by property management companies, who use specialty publications such as Apartment Finder to attract potential residents to their communities. These communities are most widely represented as a percent of total Apartment Finder revenue in North Carolina 12.9%, Georgia 7.6%, California 13.6%, Florida 7.4%, Texas 11.8% and Alabama 4.6%. Companies providing home renovation products and services are increasingly turning to targeted local media outlets to attract new customers. Our local design magazines target active, affluent consumers, the group that spends the largest amount on home renovation and design.

The U.S. renovation market is currently strong and expected to grow in the future. The U.S. housing stock of more than 120 million existing housing units continues to age and, as a result, homeowners are projected to spend more money than ever on remodeling projects. In 2007, the Harvard Joint Center reported that total remodeling expenditures for 2005, the latest year for which such data are available, reached a historic high of $280.0 billion.

Competitive Strengths

We believe we are distinguished by the following competitive strengths:

Growing Revenue Base.  We have experienced strong and recurring revenue growth over the past three years. Year-over-year revenue growth for fiscal 2004 to fiscal 2005, fiscal 2005 to fiscal 2006 and fiscal 2006 to fiscal 2007 was 17.3%, 27.0% and 15.4%, respectively. The majority of this growth has been organic, as revenue from our existing publications has grown 13.5%, 14.8% and 8.1%, respectively, during these same periods. The remainder of our revenue growth was generated by various strategic acquisitions.

Highly Predictable and Diversified Revenue.  Our revenues are highly diversified across our product offerings, geographic footprint and broad customer base. Over the last five years, we have reduced our reliance on TREB and substantially increased the contribution to our revenue by our other publications. In addition, we have successfully introduced new products and brands such as Black’s Guide, Kansas City Homes & Gardens, Atlanta Homes & Lifestyles and Colorado Homes & Lifestyles during that time. Our broad geographic coverage is spread across North America in over 650 markets and no single market accounted for more than 15% of our fiscal 2007 revenue. Our business is almost exclusively locally driven, thereby eliminating the risk of customer concentration and economic downturns in any particular market. Approximately 70% of our revenue was generated by advertisers under contract. These contracts have a renewal rate of over 75%.

Established Infrastructure and Significant Economies of Scale.  Through organic growth and strategic acquisitions we have established significant economies of scale in our proprietary distribution network and proprietary database of local residential real estate listings. We believe that our distribution network and proprietary database of 1.5 million residential real estate listings and photographs would be cost-prohibitive and time-consuming to replicate and maintain.

Portfolio of Strong, Established Brands.  According to Advertising Age, TREB is the number-one free publication in terms of circulation in North America and has the sixth largest circulation in the world. Apartment Finder is the premier digest-size, full-color local rental community publication in North America. In addition to the over 20-year-old brand strength of both TREB and Apartment Finder, our strategy of saturating our markets with over eight million TREB magazines and 1.4 million Apartment Finder magazines each month has created strong brand recognition.

Strong Free Cash Flows and Significant Operating Leverage.  We generate strong free cash flows and require minimal operating capital investment in order to maintain and significantly increase our revenue and earnings before net interest expense, income tax expense and depreciation and amortization expense (“EBITDA”). The predictability and stability of this cash flow has allowed us to continuously pay down our indebtedness and de-lever significantly over the years. We have exhibited significant operating leverage as demonstrated by our strong growth in EBITDA over the past five years.

History of Successfully Integrated Acquisitions.  From fiscal 2002 to fiscal 2007, we made 22 acquisitions of a total of 53 publications. The successful integration of these acquisitions into our business has been driven, in part, by our ability to recognize synergies and reduce duplicative costs.

Experienced Management Team.  We have an experienced management team that has demonstrated their ability to improve our competitive position by successfully executing our business strategy and building a leading market position.

Business Strategy

Increase advertising volume in each local market through enhanced print and online products and services.  The key driver of growth in our existing business is increasing the number of advertiser pages per book while simultaneously increasing the average revenue per advertiser page by consistently enhancing the value and offerings we deliver to the advertiser. We believe that our products offer a compelling return on investment (“ROI”) to our advertisers. We continuously seek to further enhance the ROI to our advertisers through continued investments in our distribution network and by further strengthening the branding of our products. In addition, we are making incremental investments in information technology to better track lead generation and enhance our customer sales and service.

Expand through targeted product launches in North American markets.  We have successfully implemented a strategic framework for product growth that aims to maximize revenue and cash flow generation. We believe that there are significant opportunities to expand into new geographic markets through our ID and Direct channels. Historically, the ID channel has been the primary growth channel for TREB, while our Direct channel is the preferred strategy for new market opportunities which require significant capital investment.

Continue to provide integrated print and online products to capture increased online activity.  Our website, LivingChoices.com, complements the strength of our print publications by providing broad distribution of our database of real estate listings to the millions of consumers searching for homes online. With over twelve million unique visitors viewing 200 million listings annually, LivingChoices.com is a highly trafficked online destination for consumers searching for homes and apartments. In addition, we distribute our content to a broad range of websites, including Trulia.com, BobVila.com and HomeGain.com. We aim to continuously expand and develop our web presence to further enhance the strength of our brands and to further improve the ROI for our advertiser base.

Continue to selectively pursue strategic acquisitions.  This strategy allows us to build on our economies of scale. We plan to continue to selectively pursue acquisitions in the future by focusing on sourcing and identifying potential acquisition targets in local markets where we are already present.

Principal Executive Offices

Network Communications, Inc. is a Georgia corporation formed in 1980. Our executive offices are located at 2305 Newpoint Parkway, Lawrenceville, Georgia 30043, and our telephone number is (770) 962-7220. Our corporate website address is www.nci.com. Our website and the information contained on our website are not part of this prospectus.

The Notes

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the Notes, see “Description of the Notes” beginning on page 18 of this prospectus.

Issuer	Network Communications, Inc.

The Notes	$30.0 million aggregate principal amount of 10 3/4% Senior Notes due 2013.

Maturity Date	December 1, 2013.

Interest	10 3/4% per annum, payable semiannually in arrears on June 1 and December 1 of each year, commencing on June 1, 2006.

Denominations	$1,000 minimum and $1,000 integral multiples thereof.

Guaranties	All payments on the Notes, including principal and interest, will be jointly and severally guaranteed on an unsecured senior basis by each of our subsequently acquired or organized domestic restricted subsidiaries. Upon the consummation of this offering, none of our subsidiaries will guarantee the Notes. See “Description of the Notes — Guaranties.”

Ranking	The Notes and the guarantees will be our and our future guarantors’ unsecured senior obligations. The Notes and the guarantees will rank:

• equally in right of payment to all of our and our future guarantors’ existing and future senior indebtedness, including indebtedness under our new credit facility;

• senior in right of payment to all of our and our future guarantors’ existing and future subordinated indebtedness;

• structurally junior to the existing and future indebtedness and other liabilities of any of our subsidiaries that is not a guarantor; and

• effectively junior in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness.

As of September 9, 2007:

• we have $76.6 million of senior secured indebtedness, with $75.0 million available and undrawn under our uncommitted senior secured incremental term facility and $35.0 million available under our new revolving loan facility; and

• our non-guarantor subsidiaries have net indebtedness and other liabilities of $9.6 million.

See “Description of the Notes — Ranking.”

Optional Redemption	We may redeem some or all of the Notes beginning on December 1, 2009 at the redemption prices listed under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest, if any, up to the date of redemption.

Prior to December 1, 2009, the Notes are redeemable at our option at 100% of the principal amount plus a make-whole premium listed under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest, if any, up to the date of redemption.

In addition, on or prior to December 1, 2008, we may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings, at a redemption price equal to 110.75% of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control	If we experience a change of control, we will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See “Description of the Notes — Change of Control.”

Certain Covenants	The indenture governing the Notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

• incur or guarantee additional indebtedness or issue disqualified or preferred stock;

• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

• transfer or sell assets;

• make investments or acquisitions;

• incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

• incur liens and enter into sale/leaseback transactions;

• enter into transactions with our affiliates;

• merge or consolidate with other companies or transfer all or substantially all of our assets; and

• enter into other lines of business.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Notes — Certain Covenants.”

Risk Factors

Investment in the Notes involves substantial risks. See “Risk Factors” for a discussion of certain risks relating to an investment in the Notes.

For more complete information about the Notes, see the “Description of the Notes” section of this prospectus.

RISK FACTORS

An investment in the Notes is subject to numerous risks, including those listed below. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. You should carefully consider the following risks, along with the information provided elsewhere in this prospectus and the information incorporated herein by reference. These risks could materially affect our ability to meet our obligations under the Notes. You could lose all or part of your investment in, and the expected return on, the Notes.

Risks Relating to the Notes

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, react to changes in the economy or our industry, remain in compliance with debt covenants and make payments on our indebtedness, including the Notes.

We have a significant amount of indebtedness. As of September 9, 2007, we have total indebtedness of approximately $283.1 million, net of discounts and including the Notes offered hereby, an availability of $35.0 million under our new revolving loan facility and an additional $75.0 million in uncommitted incremental term loans. Our new term loan facility of $76.6 million has a variable rate interest and reflects approximately 27% of our total indebtedness. The Notes and our existing senior subordinated note maintain fixed interest rates and reflect approximately 73% of our total indebtedness.

Our substantial indebtedness would increase the possibility that we may be unable to generate cash sufficient to pay, when due, the principal on or other amounts due in respect of our indebtedness. Our substantial indebtedness, combined with our lease and other financial obligations and contractual commitments, could have other important consequences to you as a holder of the Notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the Notes, and any failure to comply with the obligations under any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indenture governing the Notes and the agreements governing such other indebtedness;

•	make us more vulnerable to adverse changes in general economic, industry and competitive conditions or government regulation;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	expose us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of future increases in interest rates;

•	place us at a competitive disadvantage compared to our competitors who have less indebtedness; and

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Any of the above described factors could materially and adversely affect our business, financial condition and results of operations. If we do not have sufficient earnings to service our indebtedness, we may be required to refinance all or part of our indebtedness, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

In addition, our new credit facility and the indenture governing the Notes contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

Despite our indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantially more indebtedness in the future. The terms of the indenture governing the Notes and of our new credit facility do not prohibit us from doing so, and indebtedness which is permitted to be incurred in compliance with the restrictions under the indentures and our new credit facility could be substantial. As of September 9, 2007, we had $35.0 million of remaining availability for additional borrowings under our new revolving loan facility and an additional $75.0 million in uncommitted incremental term loans. If new indebtedness is added to our current indebtedness levels, the related risks that we now face could intensify. See “Description of Certain Indebtedness — New Senior Credit Facility.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our annual payment obligations for fiscal 2007 with respect to our indebtedness, was comprised of $0.5 million of principal payments and approximately $23.3 million of cash interest payments. For fiscal 2007, our ratio of earnings to fixed charges was 0.6. Our ability to pay interest on and principal of the Notes and to satisfy our other debt obligations will depend on our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payment on the Notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. These alternative measures may not be successful or may not generate proceeds adequate to meet our debt service obligations when due. Our ability to restructure or refinance our debt will depend on the conditions of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of our existing or future debt instruments, including our new credit facility, and the indenture governing the Notes offered hereby, may restrict us from adopting some of these alternatives. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations at all or on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the Notes.

The terms of our new credit facility and the indenture governing the Notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

Our new revolving loan facility and the indenture governing the Notes contain, and the terms of any of our future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and other restrictions.

Our new revolving loan facility includes covenants that, among other things, restrict our ability to:

•	incur liens;

•	incur or assume additional indebtedness or guarantees or issue preferred stock;

•	pay dividends, or make redemptions, purchases or other restricted payments, with respect to capital stock;

•	restrictions on the ability of our subsidiaries to pay dividends or make other distributions;

•	prepay, or make redemptions and repurchases of, subordinated debt;

•	make loans and investments;

•	make capital expenditures;

•	engage in mergers, acquisitions, consolidations, asset sales, sale/leaseback transactions and transactions with affiliates;

•	change the business conducted by us or our subsidiaries; and, amend the terms of debt and other material agreements.

In addition, our new revolving loan facility requires us to maintain specified financial ratios. Our ability to comply with these covenants and financial ratios can be affected by events beyond our control, and we cannot assure you that we will be able to comply with such covenants or ratios. A breach of any of the restrictive covenants in our new credit facility would result in a default under our new credit facility. If any default occurs, the lenders under our new credit facility may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce the security interest they have in substantially all of our assets, or prevent us from making debt service payments on the Notes, any of which would result in an event of default under the Notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

The indenture relating to the Notes offered hereby and the new credit facility also contain numerous covenants including, among other things, restrictions on our ability to:

•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

•	transfer or sell assets;

•	make investments or acquisitions;

•	make certain investments, acquisitions or capital expenditures;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	incur liens and enter into sale/leaseback transactions;

•	enter into transactions with affiliates;

•	merge or consolidate with other companies or transfer all or substantially all of our assets; and

•	enter into other lines of business.

The operating and financial restrictions and covenants in these debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

The Notes are not secured by our assets and the lenders under our new credit facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

The Notes will be effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. Loans under our new credit facility, and certain senior indebtedness we may incur in the future, are secured by a security interest in substantially all of our and of any future guarantor’s assets and in all of the capital stock held by us and any future guarantor. If we become insolvent or are liquidated, or if payment under our new credit facility or in respect of any other secured indebtedness is accelerated, the lenders under our new credit facility or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our new credit facility or such other senior debt). Upon the occurrence of any default under our new credit facility (and even without accelerating the indebtedness under our new credit facility), the lenders may be able to, as a practical matter, prevent the payment of the Notes and the guarantees either by limiting our ability to access our cash flow or otherwise.

None of our subsidiaries currently guarantee the Notes.

Although none of our subsidiaries currently guarantee the Notes, under certain circumstances outlined in the indenture governing the Notes, future subsidiaries may be required to guarantee the Notes. In addition, such subsidiaries may be released from their guarantees pursuant to the indenture, and future subsidiaries may not be required to enter into similar guarantees. See “Description of the Notes — Guaranties” and “Description of the Notes — Certain Covenants — Future Guarantors.” To the extent we have subsidiaries that are not guarantors of the Notes, the Notes will be effectively subordinated to the liabilities (including trade payables) and claims of preferred stockholders in those non-guarantor subsidiaries. As a result, any right of ours to participate in any distribution of assets of any non-guarantor subsidiary upon the liquidation, reorganization or insolvency of such subsidiary (and the consequential right of the holders of the Notes to participate in the distribution of those assets) will be subject to the prior claims of such subsidiary’s creditors and preferred holders.

We may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of certain specific change of control events, we will be required to offer to repurchase all Notes that are outstanding at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. Our new revolving loan facility provides that certain change of control events constitute a default. Any future credit agreement or other agreements relating to our indebtedness to which we become a party may contain similar provisions. If we experience a change of control that triggers a default under our new revolving loan facility, we could seek a waiver of such default or seek to refinance our new revolving loan facility. In the event we do not obtain such a waiver or refinance our new revolving loan facility, the default could result in amounts outstanding under our new revolving loan facility being declared due and payable, and the lenders thereunder could prevent us from making payments in respect of the Notes until all outstanding borrowings are repaid in full. In the event we experience a change of control that results in our having to repurchase your Notes, we may not have sufficient financial resources to satisfy all of our obligations under our new revolving loan facility and the Notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indenture.

There is no established trading market for the Notes and the Notes contain restrictions on transfer that may make it difficult for you to sell or pledge your Notes.

Prior to the offering of the Notes, there was no public market for the Notes. The initial purchaser was not obligated to repurchase the Notes or to provide markets that would allow the Notes to be traded. We do not intend to apply for listing of the Notes on any securities exchange. If no active trading market develops, you may not be able to resell your Notes at their fair market value or at all. Consequently, your lenders may be reluctant to accept the Notes as collateral for loans. Moreover, if markets for the Notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the Notes can be sold at a price equal to or greater than their current price. In addition, in response to prevailing interest rates and market conditions generally as well as our performance, the Notes could trade at a price lower than their current price.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. We cannot assure you that the market for the Notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the Notes.

Federal and state statutes allow courts, under specific circumstances, to void the Notes and the guarantees and require noteholders to return payments received from us or the guarantors.

Our future domestic restricted subsidiaries will guarantee the Notes. The issuance of the guarantees by future subsidiary guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of the guarantors. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce a guarantor’s guaranty, or subordinate such guaranty to the guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if, among other things, it found that when the applicable guarantor entered into its guaranty or, in some states, when payments became due under such guaranty, the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

•	the applicable guarantor were insolvent, or rendered insolvent, by reason of such incurrence;

•	the applicable guarantor were or was engaged in a business or transaction for which the applicable guarantor’s remaining assets constituted unreasonably small capital; or

•	the applicable guarantor intended to incur, or believed that it would incur, debts beyond such guarantor’s ability to pay such debts as they mature.

The court might also void the issuance of a guaranty without regard to the above factors, if the court found the applicable guarantor entered into its guaranty with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a guarantor pursuant to its guaranty could be voided and required to be returned to such guarantor or to a fund for the benefit of such guarantor’s creditors. In the event of a finding that a fraudulent conveyance occurred, you may not receive any payment on the Notes.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, as applicable, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

To the extent a court voids any of the guaranties as fraudulent transfers or holds any of the guarantees unenforceable for any other reason, holders of Notes would cease to have any direct claim against the applicable guarantor. If a court were to take this action, the applicable guarantor’s assets would be applied first to satisfy our or the applicable guarantor’s liabilities, if any, before any portion of its assets could be applied to the payment of the Notes.

If the guarantees were legally challenged, any guarantee could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the Notes. Each guaranty will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guaranty worthless.

Risks Relating to Our Business

We depend on individual agents in the residential market for existing home sales for substantially all of our revenues in TREB and any industry downturn and consequential decrease in real estate prices in the residential market for existing home sales could adversely impact our financial results.

We generate a significant portion of all of our revenues from the residential real estate market, especially existing home sales, and thus depend on large real estate transaction volume and a stable supply of and demand for residential housing. The real estate market has been historically cyclical and is influenced by three key factors: interest rates, employment and consumer confidence. To the extent that interest rates rise significantly above their current levels, unemployment increases significantly or consumer confidence declines due to economic uncertainty or some other factors then the real estate market could decline and our business would be negatively impacted. Such economic downturn may adversely impact the relatively stable real estate advertising market. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three periods ended September 9, 2007.

The ROI for our advertisers depends on the success rate of actual sales that are closed in comparison to the advertising expenses paid. Whether a real estate sale will actually close depends on factors beyond our control, such as (in addition to factors mentioned above) the market conditions and preferences, the personal choices of the people actually making the sale or purchase and other social and economic considerations. If our advertisers experience lowering ROI because actual sales decline for reasons beyond our control, they may choose to decrease the level of advertising which would adversely affect our revenues.

Although we believe that the key drivers of advertising and marketing expenditures are the number of home sales per year, rather than dollar volume, which provides us with a stable revenue base regardless of upward or downward movements of sale prices in each local real estate market, we cannot guarantee that this will remain true in the future. We cannot guarantee that downward movements of sale prices in local real estate markets will not cause corresponding downward movements in advertising and marketing expenditures, and that our results of operations and financial condition will not be adversely impacted as a result.

We rely on our proprietary distribution network as a competitive advantage to effectively and efficiently distribute our publications. Any material hindrance to our ability to distribute our publications effectively and efficiently may materially reduce the market appeal of our publications for advertising.

Our customers look for an efficient and wide distribution network when placing advertisements. Unlike our major direct print competitors that have entered into several multi-year, non-cancelable and long-term contracts that yield relatively high fixed costs and less flexibility to alter their distribution network, we have various low-cost, flexible agreements and arrangements with retail stores, restaurants and other public commercial locations to set up our distribution boxes. In addition, we have arrangements with some of our competitors to use their distribution outlets for our publications. If these various public commercial locations or our competitors do not allow us to set up our distribution network, or significantly raise the costs for us, our ability to effectively and efficiently distribute our publications may be materially impaired. Such impairment may materially reduce the demand from our customers and could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to meet rapid changes in technology, our services and proprietary technology and systems may become obsolete.

The internet and e-commerce are constantly changing. Due to the costs and management time required to introduce new services and enhancements, we may not be able to respond in a timely manner to competitive innovations. To remain competitive, we must continue to enhance and improve the functionality and features of our online commerce business. Further, to remain competitive, we must meet the challenges of the introduction by our competitors of new services using new technologies or the introduction of new industry standards and practices. In addition, the vendors we use to support our technology may not provide the level of service we expect or may not continue to provide their product or service on commercially reasonable terms or at all. If we fail to meet any of these potential changes or our vendors fail to provide the necessary support to our technology, our results of operations and financial condition could be negatively impacted.

The market for our products and services is highly competitive.

The market for our products and services is disbursed throughout North America. Generally, newspapers, the yellow pages and free guides dominate the local print market and represent our main competitors. Many of these publishers have a strong local distribution base and traditional readership.

Another class of competitors that have a potentially significant distribution base are various websites that focus on real estate sales. Since the cost of entry into our business is relatively low, we may face increased competition from other publications, whether paper or online. In addition, our current and potential competitors may have greater financial, technical, operational and marketing resources. Competitive pressures may also force prices for our service to go down which may adversely affect us.

Any significant increase in paper, ink or printing plate costs would cause our expenses to increase significantly.

Because of our print products, direct mail solicitations and product distributions, we incur substantial costs for paper, ink and printing plates, which are aluminum plates that capture the images that are transferred to our printing press. We do not currently use forward contracts to purchase paper and, therefore, we are not protected against fluctuations in paper prices. In addition, we currently have a contract that satisfies our ink requirements through April 2009. In any event, due to increased energy costs that have increased the cost of ink production in general, we expect at least a 5% increase in ink prices, regardless of the supplier. Finally, we currently have a contract that satisfies our printing plates requirements through January 2009. This contract was recently assigned to Eastman Kodak Company, or Kodak. Kodak is honoring this agreement and we believe we will be able to renew it in the future. However we cannot guarantee that we will be able to renew this agreement in the future. If we cannot renew our existing agreements and/or pass increased costs for paper, ink or printing plates through to our customers, our financial condition and results of operations could be adversely affected.

An economic downturn or unexpected macroeconomic event could adversely affect our advertising revenue, a substantial portion of which is derived from our free publications.

Our customers typically reduce their marketing and advertising budgets during a general economic downturn or a recession in the United States. The longer a recession or economic downturn continues, the more likely it becomes that our customers may significantly reduce their marketing and advertising budgets. Any material decrease in our customers’ marketing and advertising budgets would likely reduce the demand for advertising in our publications and on our websites. Despite our efforts to diversify our publications, a substantial portion of our revenue is generated from the sale of advertising in our free publications, which include TREB and Apartment Finder. An unexpected event such as a terrorist attack, labor strike, natural catastrophe or general economic weakness can adversely affect the advertising demand for these publications and, in turn, could adversely impact our results of operations and financial condition.

Our success and growth depend to a significant degree upon the protection of our intellectual property rights.

As a media company we have a significant intellectual property portfolio, especially copyrights and trademarks, and have allocated considerable resources toward intellectual property maintenance, prosecution and enforcement. For example, we hold and maintain or have pending applications for numerous copyrights and trademarks in connection with our various publications, such as TREB. We have 39 trademarks in total. We also hold the design patents for the bird house design of our distribution boxes that we place in various retail and other sites for our publications. In addition, we also continuously develop and create proprietary software to enhance our ability to effectively and efficiently update the listings in our online and print publications. For example, our advertising management system, or AMS, technology was developed by us to easily track new and updated listings. We may be unable to deter infringement or misappropriation of our data and other proprietary information, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. Any unauthorized use of our intellectual property could make it more expensive for us to do business and consequently harm our business.

A loss of production capacity at our in-house printing facilities could adversely impact our results of operations and financial condition.

We produce the vast majority of our products at our printing facilities located at our headquarters in Lawrenceville, Georgia. We generally house approximately a one-month supply of paper, six printing presses and other materials necessary to produce our publications at these facilities. To the extent that an unexpected event such as a fire, explosion or natural catastrophe occurs at our in-house printing facilities, we could experience significant delays in the production and delivery of our products to our customers. In addition, we may be forced to engage an independent third-party publisher to produce our publications at higher costs. The engagement of an independent third-party publisher would reduce our revenues and require an additional expenditure of capital by us and would negatively impact our margins. As a result, our results of operations and financial condition could be adversely impacted.

Loss of key personnel could impair our success.

We benefit from the leadership, experience and business relationships of our senior management team, and we depend on their continued services in order to successfully implement our business strategy. Although we have entered into employment agreements with our Chief Executive Officer and Chief Financial Officer, they and other key personnel may not remain in our employment. The loss of key personnel or our inability to attract new personnel could have a material adverse effect on our business, results of operations and financial condition.

We also employ approximately 431 people in our sales force and depend on their ability to generate advertising for our publications and websites. A significant loss of such sales force may adversely affect our revenue.

We are subject to state use taxes. If our distribution arrangements with our independent distributors are characterized as a sale of publications as opposed to a distribution arrangement, we could be subject to higher use taxes from the state tax authorities.

We sell advertising space through our independent distributors and distribute our publications to the distribution boxes in various states through such independent distributors. Based on this arrangement, we pay certain state use taxes on the production costs of our publications, because we do not view our arrangement with the independent distributors as a sale of our publications to such independent distributors. We cannot guarantee that state tax authorities will agree with our view on the arrangements with our independent distributors in the future. If state tax authorities were successful in characterizing our arrangements as a sale of the publications to the independent distributors for tax purposes, we may be subject to significantly higher state use taxes. Such higher taxes may have a material adverse impact on our results of operations and financial condition.

Our arrangement with our independent distributors and independent contractors may become subject to various additional federal and state regulatory laws that do not affect the current operations.

Currently, certain federal and state regulatory laws, including laws related to antitrust, franchises, employment and tax, do not regulate our arrangements with our independent distributors and independent contractors. We do not believe our arrangements should be regulated under such federal and state regulatory schemes. However, we cannot guarantee that the federal and state regulatory authorities will continue to agree that such regulatory scheme is not applicable to our arrangements with the independent distributors and independent contractors. If we are subject to various other burdensome federal or state regulatory schemes (such as certain registration or filing requirements), such additional costs and efforts may negatively impact our results of operations and financial condition.

To the extent we consummate acquisitions in the future, there will be integration risk.

The process of integrating acquired businesses into our existing operations may result in unforeseen difficulties and liabilities and may require a disproportionate amount of resources and management attention. Difficulties that we may encounter in integrating the operations of acquired businesses could have a material adverse effect on our results of operations and financial condition. Moreover, we may not realize any of the anticipated benefits of an acquisition and integration costs may exceed anticipated amounts. In addition, acquisitions of businesses may require us to assume or incur additional debt financing, resulting in additional leverage.

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

As a result of the registration of the Notes, we were required to begin evaluating our internal control systems to allow management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting. We are performing the system and process evaluation and testing (and intend to perform any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are required to comply with Section 404 by no later than March 30, 2008. However, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations. We will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or are reasonably likely to, materially affect our internal control over financial reporting. A “material weakness” is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of our annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC, and if we fail to remedy any material weakness, our financial statements may be inaccurate, and could result in negative market reaction.

We are controlled by principal equity holders who will be able to make important decisions about our business and capital structure and their interests may differ from the interests of our noteholders.

CVC Fund and its affiliates control us and have the power to elect a majority of the members of our Board of Directors, appoint new management and approve any action requiring the approval of the holders of GMH’s, our parent’s, membership interests, including approving acquisitions or sales of all or substantially all of our assets. CVC Fund and its affiliates will beneficially own securities representing approximately 89% of our voting equity interests and, therefore, will have the ability to control decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. The interests of our equity holders may not in all cases be aligned with the interests of the noteholders. If we encounter financial difficulties or we are unable to pay our debts as they mature, the interests of our equity holders might conflict with those of the holders of the Notes. In that situation, for example, the holders of the Notes might want us to raise additional equity from our equity holders or other investors to reduce our leverage and pay our debts, while our equity holders might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the Notes. In addition, our equity holders may pursue acquisition opportunities through companies other than us, even if such opportunities may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

USE OF PROCEEDS

All of the Notes offered by this prospectus are being offered for sale by the selling noteholder. We will not receive any portion of the net proceeds of this offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited consolidated ratio of earnings to fixed charges for the fiscal years ended March 25, 2007, March 26, 2006 and March 28, 2004, the periods January 7, 2005 to March 27, 2005, March 29, 2004 to January 6, 2005, June 28, 2002 to March 30, 2003, and April 1, 2002 to June 27, 2002 and the six periods ended September 9, 2007 and September 10, 2006.

The ratio of earnings to fixed charges is computed by dividing (i) the sum of earnings or losses before provision for taxes plus fixed charges by (ii) fixed charges. Fixed charges consisted of interest expensed plus amortization of discount related to indebtedness plus the estimated interest component of net rental expense.

Pre-
	Successor										Predecessor						Predecessor
									Period		Period
					Fiscal		Fiscal		from		from		Fiscal		Period		Period
	Six Periods		Six Periods		Year		Year		January 6,		March 29,		Year		from June 28,		from April 1,
	Ended		Ended		Ended		Ended		2005 to		2004 to		Ended		2002 to		2002 to
	September 9,		September 10,		March 25,		March 26,		March 27,		January 5,		March 28,		March 30,		June 27,
	2007		2006		2007		2006		2005		2005		2004		2003		2002

Ratio of earnings to fixed charges:	(a	)	(b	)	(c	)	(d	)	(e	)	2.0	x	1.5	x	(f	)	(g	)

(a)	Due to the Company’s net loss in the six periods ended September 9, 2007, the ratio coverage was less than 1:1. The Company must generate additional earnings of $2.4 million to achieve a coverage of 1:1.

(b)	Due to the Company’s net loss in the six periods ended September 10, 2006, the ratio coverage was less than 1:1. The Company must generate additional earnings of $3.5 million to achieve a coverage of 1:1. .

(c)	Due to the Company’s net loss in the fiscal year ended March 25, 2007, the ratio coverage was less than 1:1. The Company must generate additional earnings of $10.7 million to achieve a coverage of 1:1.

(d)	Due to the Company’s net loss in the fiscal year ended March 26, 2006, the ratio coverage was less than 1:1. The Company must generate additional earnings of $17.2 million to achieve a coverage of 1:1.

(e)	Due to the Company’s net loss in the period from January 7, 2005 to March 27, 2005, the ratio coverage was less than 1:1. The Company must generate additional earnings of $5.3 million to achieve a coverage of 1:1.

(f)	Due to the Company’s net loss in the period from June 28, 2002 to March 30, 2003, the ratio coverage was less than 1:1. The Company must generate additional earnings of $1.3 million to achieve a coverage of 1:1.

(g)	Due to the Company’s net loss in the period from April 1, 2002 to June 27, 2002, the ratio coverage was less than 1:1. The Company must generate additional earnings of $0.5 million to achieve a coverage of 1:1.

SELLING NOTEHOLDER

The Notes offered by this prospectus may be offered from time to time by the selling noteholder named below:

	Aggregate Principal	Aggregate Principal
	Amount of Notes	Amount of Notes	Aggregate Principal
	Owned Prior to the	Being Offered	Amount of Notes
Name	Offering	Hereby	Owned After the Offering

Citicorp Capital Investors, Ltd.	$30,000,000	$30,000,000	(1)
731 Lexington Avenue, 28th Floor, New York, New York 10022

(1)	Because the selling noteholder may, under this prospectus, offer all or some portion of its Notes, no estimate can be given as to the aggregate principal amount of Notes that will be held by the selling noteholder upon termination of any sales. In addition, the selling noteholder identified above may have sold, transferred or otherwise disposed of all or a portion of its Notes, since the date on which it provided the information regarding its Notes, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We refer you to the information under the heading “Plan of Distribution.”

The selling noteholder named above has not, and within the past three years has not had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as disclosed in our Annual Report on Form 10-K for the fiscal year ended March 25, 2007 (a) under the heading “Directors and Executive Officers of the Registrant,” since some of our directors have, within the past three years, been affiliated with the selling noteholder listed above through CVC Fund’s prior affiliate relationship with the selling noteholder, and (b) under the heading “Certain Relationships and Related Transactions,” since affiliates of the selling noteholder listed above have received advisory and transaction fees from us and have been party to management agreements with us in the past three years.

Only the selling noteholder identified above, if it beneficially owns the Notes set forth opposite its name in the table above on the effective date of the registration statement of which this prospectus forms a part, may sell those Notes under the registration statement. Prior to any use of this prospectus in connection with an offering of the Notes by any noteholder not identified above, this prospectus will be supplemented to set forth the name and aggregate principal amount of Notes beneficially owned by the selling noteholder intending to sell such Notes, and the aggregate principal amount of Notes to be offered. The prospectus supplement will also disclose whether any selling noteholder selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement if this information has not been disclosed in this prospectus.

DESCRIPTION OF THE NOTES

Network Communications, Inc. issued the 10 3/4% Senior Notes due 2013 (the “Notes”) under an Indenture (the “Indenture”), dated as of November 30, 2005, among itself, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading ‘‘— Certain Definitions.” In this description, the words “Company,” “we” and “our” refer only to Network Communications, Inc. and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the Indenture and the registration rights agreement. We urge you to read the Indenture and the registration rights agreement because they, not this description, define your rights as Holders. You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

These Notes:

•	are unsecured senior obligations of the Company;

•	are pari passu in right of payment to all existing and future Senior Indebtedness of the Company, including the Senior Indebtedness of the Company incurred pursuant to the Credit Agreements;

•	are senior in right of payment to any future Subordinated Obligations of the Company;

•	are guaranteed by each Subsidiary Guarantor on a senior basis; and

•	are subject to registration with the SEC pursuant to the registration rights agreement.

Principal, Maturity and Interest

The Company initially issued the Notes with a maximum aggregate principal amount of $175.0 million. The Company issued the Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on December 1, 2013. Subject to our compliance with the covenant described under the subheading “— Certain Covenants — Limitation on Indebtedness,” we are permitted, without the consent of the Holders, to issue more Notes from time to time under the Indenture with the same CUSIP number as the Notes (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Notes include any Additional Notes actually issued.

Interest on these Notes will accrue at the rate of 10 3/4% per annum and is payable semiannually in arrears on June 1 and December 1, commenced on June 1, 2006. We will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on these Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the Notes in certain circumstances pursuant to the registration rights agreement.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option prior to December 1, 2009.

On and after December 1, 2009, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 1 of the years set forth below:

Period	Redemption Price

2009	105.375%
2010	102.688%
2011 and thereafter	100.000%

Prior to December 1, 2008, we will be entitled at our option, on one or more occasions, to redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes originally issued at a redemption price (expressed as a percentage of principal amount) of 110.75%, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds from one or more Equity Offerings; provided, however, that

•	at least 65% of such aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Subsidiaries); and

•	each such redemption occurs within 90 days after the date of the related Equity Offering.

Prior to December 1, 2009, we will be entitled at our option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address not less than 30 nor more than 60 days prior to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after December 1, 2009, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus .50%.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on December 1, 2009 (such redemption price being described in the second paragraph in this “— Optional Redemption” section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through December 1, 2009 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to December 1, 2009, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to December 1, 2009.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Trustee as directed by the Company.

“Reference Treasury Dealer” means three nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis except to the extent necessary to avoid having an outstanding aggregate principal amount of notes that is not in a multiple of $1,000.

We will redeem Notes with an aggregate value of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancelation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

There will be no Subsidiary Guarantors on the Issue Date, but any subsidiary that we form or acquire in the future may be obligated to become a Subsidiary Guarantor. The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under these Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Relating to the Notes.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors — Risks Relating to the Notes.”

Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “— Certain Covenants — Merger and Consolidation” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that, in the case of a consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1) the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary; or

(2) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or a Restricted Subsidiary of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(2) at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under “— Certain Covenants — Future Guarantors”; or

(3) if we exercise our legal defeasance option or our covenant defeasance option as described under “— Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Ranking

Senior Indebtedness versus Notes

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Subsidiary Guaranty will rank pari passu in right of payment to the Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Credit Agreements or any Guarantees entered into in connection therewith.

As of September 9, 2007:

•	we have $76.6 million of senior secured indebtedness, with $35.0 million available and undrawn under our committed new revolving loan facility and $75.0 million available and undrawn under our uncommitted new term loan facility; and

•	our non-guarantor subsidiaries have net indebtedness and other liabilities of $9.6 million.

The Notes are unsecured obligations of the Company. Secured debt and other secured obligations of the Company (including obligations with respect to the Credit Agreement) will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “— Certain Covenants — Limitation on Indebtedness.”

Liabilities of Subsidiaries versus Notes

A portion of our operations are conducted through our subsidiaries. Our existing subsidiaries are not Guaranteeing the Notes, and, as described above under “— Guaranties,” Subsidiary Guaranties may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the Notes. Claims of creditors of any non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor subsidiaries, and claims of preferred shareholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including Holders, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred shareholders, if any, of such non-guarantor subsidiaries.

At September 9, 2007, the net liabilities of our subsidiaries were approximately $9.6 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness.”

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was (A) approved by a vote of the majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (B) approved by Permitted Holders, as the case may be) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) the merger or consolidation of the Company or Parent with or into another Person or the merger of another Person with or into the Company or Parent, or the sale of all or substantially all the assets of the Company or Parent (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is one or more Permitted Holders or a Person or Persons controlled by one or more of the Permitted Holders or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company or Parent, as the case may be, immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes a Subsidiary of the transferor of such assets and in the case of a transferee of the Company, becomes an obligor in respect of the Notes.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if:

(1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer; or

(2) the Company has called all the Notes for redemption pursuant to the optional redemption provisions described under “— Optional Redemption.”

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness,” “— Limitation on Liens,” and “Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The Revolving Credit Agreement will provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event that, at the time of such Change of Control, the terms of any Senior Indebtedness of the Company (including the Revolving Credit Agreement) restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we undertake to (1) repay in full all such Senior Indebtedness or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreements.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, (i) the Consolidated Leverage Ratio would be less than (x) 6.00 to 1.00 if such Indebtedness is Incurred on or prior to May 31, 2007, (y) 5.75 to 1.00 if such Indebtedness is Incurred after May 31, 2007 and on or prior to November 30, 2008 or (z) 5.50 to 1.00 if such Indebtedness is Incurred after November 30, 2008 and (ii) if such Indebtedness to be Incurred is Senior Indebtedness, then the Senior Leverage Ratio would be less than (A) 5.25 to 1.00 if such Senior Indebtedness is Incurred on or prior to May 31, 2007 or (B) 5.00 to 1.00 if such Senior Indebtedness is Incurred after May 31, 2007.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Company or any Subsidiary Guarantor pursuant to any Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $85.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” and (B) the sum of (i) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and (ii) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries;

(2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty; provided further, however, that any Indebtedness Incurred pursuant to this clause (2)

shall not be required to be subordinated as set forth in paragraphs (B) and (C) of the immediately preceding proviso at any time during which such Indebtedness is evidenced by a note and such note constitutes collateral that secures any Senior Indebtedness of the Company or a Subsidiary Guarantor;

(3) the Notes (other than any Additional Notes) and the Exchange Notes;

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5), (10) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Restricted Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary;

(7) Hedging Obligations consisting of (A) Interest Rate Agreements or Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation and directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture; or (B) Commodity Agreements related to the prices of raw materials purchased by the Company and its Restricted Subsidiaries;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(9) any Guarantee (including the Subsidiary Guaranties) by the Company or a Subsidiary Guarantor of Indebtedness of the Company or any Subsidiary so long as the Incurrence of such Indebtedness by the Company or such Subsidiary Guarantor is permitted under the terms of the Indenture;

(10) Indebtedness of the Company and its Restricted Subsidiaries, to the extent the proceeds thereof are immediately used after the Incurrence thereof to purchase Notes tendered in an offer to purchase made as a result of a Change of Control;

(11) Indebtedness (including Capital Lease Obligations) Incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Related Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and any Indebtedness that Refinances any Indebtedness Incurred under this clause (11); provided, however, that the aggregate principal amount of all Indebtedness then outstanding and incurred pursuant to this clause (11) does not exceed the greater of (x) $15.0 million and (y) 3.0% of Consolidated Total Assets;

(12) Indebtedness Incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(13) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustments to purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such disposed business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and any Restricted Subsidiaries in connection with such disposition;

(14) obligations in respect of performance, bid, surety and appeal bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(15) Indebtedness Incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Company or any of its Restricted Subsidiaries, other than a Securitization Subsidiary;

(16) Indebtedness consisting of promissory notes issued by the Company or any Subsidiary Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of the Company or any of its direct or indirect parent entities permitted by the covenant described under the caption “— Limitation on Restricted Payments”;

(17) Indebtedness Incurred by a Foreign Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (17) and then outstanding, does not exceed the greater of (A) $5.0 million and (B) 5% of Consolidated Foreign Assets as of the end of the Company’s most recent fiscal quarter for which financial statements are available; and

(18) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the date of such Incurrence and Incurred pursuant to this clause (18), does not exceed $10.0 million.

(c) For purposes of determining compliance with this covenant:

(1) any Indebtedness remaining outstanding under the Credit Agreements after the application of the net proceeds from the sale of the Notes and the Incurrence of loans under the Credit Agreements will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(4) following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to paragraph (a) or pursuant to any clause in paragraph (b) above (other than clause (b)(1) above) may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to paragraph (a) or any clause of paragraph (b) to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) or such clause of paragraph (b) at the time of such reclassification.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount of any payments made in property other than in cash to be valued at the Fair Market Value of such property) since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from October 1, 2005 to the end of the most recent fiscal quarter for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of any other property or assets, in each case received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital and the Fair Market Value of any other property and assets contributed to the Company from its shareholders (other than Excluded Contributions) subsequent to the Issue Date; plus

(C) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by, and the Fair Market Value of any other property and assets contributed to, the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D) to the extent not included in Consolidated Net Income, an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments and excluding Investments made pursuant to clause (12) or (14) of the next succeeding paragraph) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital, in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the amount calculated pursuant to clause (ii) shall not include any Investments made by the Company or a Restricted Subsidiary pursuant to clause (12) or (14) of the next succeeding paragraph or as a Permitted Investment.

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, other Subordinated Obligations of such Person which are permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”;

provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that the payment of such dividend (but not the declaration) shall be excluded in the calculation of the amount of Restricted Payments;

(4) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Company, any of its direct or indirect parent entities (including Parent) or any of its Subsidiaries from employees, former employees, directors, former directors, consultants or former consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors, consultants or former consultants), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $5.0 million; provided further, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, from the sale of Capital Stock of any of its direct or indirect parent entities, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the Issue Date plus (B) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4) (provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above to an increase in the amount of Restricted Payments that may be made pursuant to clause (a)(3) of this covenant); provided further, however, that such purchases, redemptions and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(5) the declaration and payment of dividends on Disqualified Stock issued pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor or Preferred Stock of the Company or any Restricted Subsidiary, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, or 101% of the liquidation preference or face amount of such Preferred Stock, plus, in each case, any accrued and unpaid interest or dividends thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(9) payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under the covenant described under “— Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10) in the event of an Asset Disposition that requires the Company to offer to repurchase Notes pursuant to the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock,” and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor or Preferred Stock of the Company or any Restricted Subsidiary, in each case, at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 100% of the accreted value) of such Subordinated Obligations, or 100% of the liquidation preference or face amount of such Preferred Stock, plus, in each case, any accrued and unpaid interest or dividends thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the Notes pursuant to the provisions of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” and has repurchased all Notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Obligations or Preferred Stock may not exceed (x) the amount by which Net Available Cash was reduced as a result of the offer with respect to the Notes less (y) the Net Available Cash actually used to consummate the offer of the Notes (and any other Senior Indebtedness of the Company or any Subsidiary Guarantor included in such offer); provided further, however, that such payments, purchases, redemptions, defeasances, or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(11) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent entity of the Company the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of any direct or indirect parent entity of the Company issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon that would be payable during such four full fiscal quarters) on a pro forma basis, the Company would have had a Consolidated Coverage Ratio of at least 2.0 to 1 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (11) does not exceed the Net Cash Proceeds actually received by the Company from any such sale of such Designated Preferred Stock issued after the Issue Date; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(12) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed $7.5 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(13) the payment of dividends on the Company’s common stock following the first public offering of the Company’s common stock or the common stock of Parent after the Issue Date of up to 6.0% per annum of the Net Cash Proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings with respect to the Company’s common stock or the common stock of such parent entities registered on Form S-4 or Form S-8; provided, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

(14) Investments that are made with Excluded Contributions; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(15) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(16) the declaration and payment of dividends to, or the making of loans to, Parent in amounts required for Parent to pay, without duplication:

(A) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, officers and employees of Parent to the extent such salaries, bonuses, severance, indemnities and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(C) general corporate overhead expenses for Parent to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(D) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by Parent;

provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(17) the payment to Parent of an amount equal to the aggregate amount of management, consulting, monitoring and advisory fees and related reasonable expenses that Parent is obligated to pay to the Sponsor or any of its Affiliates (without duplication of any similar amounts payable by the Company) pursuant to the Management Agreement or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the Management Agreement); provided, however, that at the time of and after giving effect to such payment, no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(18) payments to Parent in connection with the existence of, or the performance by such parent entity of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that at the time of and after giving effect to such payment, no Default shall have occurred and be continuing or would occur as a consequence thereof; provided further, however, that the existence of, or the performance by such parent entity of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (18) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the Notes in any material respect than the original agreement as in effect on the Issue Date; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(19) for so long as the Company is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent in respect of an allocable portion of the tax liabilities of such group that are attributable to the Company and the Restricted Subsidiaries (“Tax Payments”); provided, however, that the aggregate Tax Payments made since the Issue Date shall not exceed the lesser of:

(A) the aggregate amount since the Issue Date of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with the Restricted Subsidiaries that are members of the Company’s consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Restricted Subsidiaries from other taxable years;

(B) the aggregate amount of the relevant tax that Parent actually owes to the appropriate taxing authority after the Issue Date;

provided further, however, that (i) any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to the Company and (ii) such Tax Payments shall be excluded in the calculation of the amount of Restricted Payments;

(20) payments to Parent to the extent necessary to enable Parent to retire in full, including accrued and unpaid interest and any prepayment penalties associated therewith, its pay-in-kind subordinated notes outstanding on the Issue Date; provided, however, that the Consolidated Leverage Ratio of the Company, after giving effect to the making of such payments and the Incurrence of any Indebtedness related thereto, shall be less than 4.5 to 1.0; provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments; or

(21) Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (21), does not exceed $7.5 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such dividends shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c) directly above,

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E) any encumbrance or restriction existing under Indebtedness or other contractual requirements of a Securitization Subsidiary in connection with a Qualified Securitization Transaction; provided, however, that such restrictions apply only to such Securitization Subsidiary; and

(F) restrictions in agreements governing Indebtedness Incurred after the Issue Date that are, taken as a whole, no less favorable in any material respect to the holders of Notes than restrictions contained in agreements governing Indebtedness in effect on the Issue Date;

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(B) any encumbrance or restriction contained in security agreements, pledges, or mortgages securing Indebtedness or in Capital Lease Obligations of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, pledges, mortgages or Capital Lease Obligations;

(C) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(D) any encumbrance or restriction consisting of customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, license agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(E) restrictions arising from any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

(F) restrictions pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary; and

(G) any encumbrance or restriction arising under applicable law, rule, regulation or order.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents or Additional Assets; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be);

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of any other Restricted Subsidiary (in each case other than Indebtedness owed to the Company or a Subsidiary of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) (other than Indebtedness outstanding under a revolving credit facility of the Company or a

Restricted Subsidiary) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

The 75% limitation in clause (2) above will not apply to any Asset Disposition in which the cash or cash equivalents received therefrom, determined in accordance with the second following paragraph, are equal to or greater than the after-tax cash and cash equivalents that would have been received therefrom had such provision applied.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit Indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption or discharge of liabilities of the Company (other than obligations in respect of Disqualified Stock of the Company or in respect of liabilities that are by their terms subordinated to the Notes) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor or in respect of liabilities that are by their terms subordinated to the Subsidiary Guaranty of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such liabilities in connection with such Asset Disposition;

(2) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt of such securities, to the extent of the cash received in that conversion; and

(3) Designated Non-cash Consideration in an amount not to exceed in the aggregate at any one time outstanding the greater of (A) $10.0 million and (B) 2.0% of Consolidated Total Assets as of the end of the Company’s most recent fiscal quarter for which internal financial statements are available.

(b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Indebtedness of the Company or of a Subsidiary Guarantor) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company or of a Subsidiary Guarantor) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be reset to zero and any Net Available Cash that in fact remains after the completion of such offer to purchase may be used by the Company or the Restricted Subsidiaries for any purpose not otherwise prohibited by the Indenture.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into, make or amend any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $15.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than an Investment described in clauses (1) and (2) of the definition of “Permitted Investment”) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments”, other than a Restricted Payment made pursuant to clause (b)(1) of such covenant;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries in the ordinary course of business;

(5) any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7) payments made by the Company or any Restricted Subsidiary to the Sponsor and any of its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors in good faith pursuant to the Management Agreement;

(8) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Qualified Party stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(9) the Refinancing and the payment of all transaction, underwriting, commitment and other fees and expenses incurred in connection with the Refinancing;

(10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(11) the entering into of any tax sharing agreement or arrangement and the making of any Tax Payments thereunder to the extent permitted by clause (19) of the second paragraph of the covenant described under “— Limitation on Restricted Payments”;

(12) any contribution to the capital of the Company;

(13) any agreement as in effect on the Issue Date or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby; and

(14) transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any of its Restricted Subsidiaries; provided, however, that such director abstains from voting as director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business, except to the extent as would not be material to the Company and the Restricted Subsidiaries, taken as a whole.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to, in the event such Indebtedness is a Subordinated Obligation) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “— Limitation on Liens”;

(2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

(3) the Company applies the proceeds of such transaction in compliance with the covenant described under “— Limitation on Sale of Assets and Subsidiary Stock”.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness” or (B) there would be no increase in the Consolidated Leverage Ratio compared to that immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or to any Restricted Subsidiary or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty; provided, however, that the foregoing shall not apply in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or a Subsidiary of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Future Guarantors

The Company will cause each domestic Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clause (2), (4), (8), (12), (13), (14) or (15) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”) to, and each Foreign Subsidiary that enters into a Guarantee of any Indebtedness (other than a Foreign Subsidiary that Guarantees Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

Payment for Consents

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

At all times while any Notes are outstanding, the Company will provide the Trustee and Holders with such annual and other reports as are equivalent to those specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so provided at the times specified for a non-accelerated filer for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. From and after the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, the Company will file such reports with the SEC (subject to the next sentence), in addition to providing them to the Trustee and Holders. If, at any time subsequent to the consummation of the exchange offer contemplated by the registration rights agreement, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding two sentences with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. The Company will post the reports specified in the first sentence above on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

Notwithstanding the foregoing, the Company may satisfy the requirement set forth in the first sentence of the preceding paragraph prior to the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, to the extent that any such Registration Statement contains substantially the same information as would be required to be provided by the Company pursuant to such first sentence, by providing the Trustee and Holders with such Registration Statement (and any amendments thereto) promptly following the filing thereof.

In the event that any direct or indirect parent company of the Company is or becomes a Guarantor, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent company; provided, however, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent company and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company will furnish to the Holders and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

Each of the following is an “Event of Default”:

(1) a default in the payment of interest on the Notes when due, continued for 30 days;

(2) a default in the payment of the principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply for 45 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Notes) or under “— Certain Covenants — Merger and Consolidation”;

(4) the failure (other than a failure described in clauses (1)-(3) above) by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(5) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated prior to final maturity by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $7.5 million (the “cross acceleration provision”);

(6) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”);

(7) any judgment or decree for the payment of money in excess of $7.5 million over amounts covered by insurance as to which the insurer(s) have not disclaimed liability is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(8) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Indenture or such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

However, a Default under clauses (3) and (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Company and each administrative agent (or similar agent if there is no administrative agent) under the Credit Agreements and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of an Event of Default described in clause (5) of the second preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (5) of the second preceding paragraph have rescinded the declaration of acceleration in respect of such Indebtedness within 20 days of the date of the declaration and if all other existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the Holders. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal amount of or change the Stated Maturity of any Note;

(4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “— Optional Redemption” above;

(5) make any Note payable in money other than that stated in such Note;

(6) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any Note that would adversely affect the Holders; or

(9) make any material change in, or release other than in accordance with the Indenture, any Subsidiary Guaranty that would adversely affect the Holders.

Notwithstanding the preceding, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

(5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any Holder pursuant to the Indenture;

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(9) to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision of this Description of the Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the Notes; or

(10) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding Notes for cancelation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (5), (6) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), (7) or (8) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Wells Fargo Bank, N.A. is to be the Trustee under the Indenture. We have appointed Wells Fargo Bank, N.A. as registrar and paying agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Company or any of its Affiliates or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Assets” means:

(1) any assets used or capable of being used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation”;

(C) a disposition of assets with a Fair Market Value of less than $1.0 million;

(D) a disposition of cash or Temporary Cash Investments;

(E) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(F) a disposition of obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business;

(G) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(H) disposition of an account receivable in connection with the collection or compromise thereof;

(I) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing;

(J) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing;

(K) the sale or lease of inventory or licensing on a non-exclusive basis of intellectual property;

(L) condemnations on, the taking by eminent domain of, or forfeitures of, property or assets; and

(M) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Bank Indebtedness” means all Obligations pursuant to the Credit Agreements.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitation on Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any non-speculative agreement entered into by the Company or any Restricted Subsidiary in order to hedge for price fluctuations of raw materials used or usable in the ordinary course of business of the Company.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was Incurred solely for working capital purposes.

“Consolidated Foreign Assets” means, as of any date of determination, the total amount of assets (but without duplication) that would appear on a combined balance sheet of the Company’s Foreign Subsidiaries, determined on a combined basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, (a) the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, (b) to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations;

(2) amortization of debt discount;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to interest rate Hedging Obligations (including amortization of fees);

(7) dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8) interest Incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary (other than a pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary); and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

less (c) interest income actually received in cash for such period; provided, however, that Securitization Fees and amortization of debt issuance costs shall not be deemed to constitute Consolidated Interest Expense.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of (i) Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination less (ii) the aggregate amount of cash and cash equivalents of the Company and its Restricted Subsidiaries as of such date of determination to (y) EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements are available prior to such date of determination (the “Reference Period”); provided, however, that:

(1) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness and the amount of cash and cash equivalents shall be calculated after giving effect on a pro forma basis to such Indebtedness and to the use of proceeds of such Indebtedness;

(2) if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement unless commitments thereunder are permanently reduced), the aggregate amount of Indebtedness and cash and cash equivalents shall be calculated on a pro forma basis;

(3) if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for the Reference Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for the Reference Period;

(4) if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of the Reference Period; and

(5) if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of 12 months).

If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent such Indebtedness was incurred solely for working capital purposes.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income up to the aggregate amount of cash or other property actually paid or contributed by the Company or a Restricted Subsidiary to fund such loss and (ii) the Company’s equity in a net loss of an Unrestricted Subsidiary for such period shall be excluded;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3) solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “— Certain Covenants — Limitation on Restricted Payments,” any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income up to the aggregate amount of cash or other property actually paid or contributed by the Company or another Restricted Subsidiary to fund such loss;

(4) any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) any net after-tax extraordinary, unusual or nonrecurring gains, losses, charges or expenses (including severance, relocation, transition and other restructuring costs and litigation settlements or losses);

(6) the cumulative effect of a change in accounting principles;

(7) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of FAS 133);

(8) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards;

(9) any gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness;

(10) the effect of any non-cash items resulting from amortization (including, but not limited to, any software amortization costs included in depreciation or production depreciation and software amortization costs), write-up, write-down or write-off of existing assets (including intangible assets, goodwill and deferred financing costs) or assets acquired in connection with the Refinancing or any future acquisition, merger, consolidation or similar transaction (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed);

(11) any income or loss from discontinued operations and any gains or losses on disposal of discontinued operations;

(12) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141;

(13) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP; provided, however, that any non-cash item that represents an accrual or reserve for a cash expenditure for a future period shall be treated as an expense in such future period when cash is paid (except to the extent such item would otherwise be excluded under this definition); and

(14) fees, expenses and charges in connection with the Refinancing;

in each case, for such period; provided further, however, that an amount equal to the distributions actually made in respect of such period in accordance with clause (19) of the second paragraph of the covenant described under “— Certain Covenants — Restricted Payments” shall be included as though such amounts had been paid as income taxes for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consolidated Total Assets” as of any date of determination, means the total amount of assets which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Credit Agreements” means the Revolving Credit Agreement and the Term Credit Agreement.

“Currency Agreement” means any foreign exchange contract, currency derivative, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate of the Company. Such Officers’ Certificate shall state the basis of such valuation. A particular item of Designated Non-cash Consideration shall no longer be considered to be outstanding to the extent it has been sold or liquidated for cash and the related Net Available Cash is applied as required under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent entity of the Company (in each case, other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Restricted Payments”; provided, however, that if such Preferred Stock is issued by any Parent, the proceeds therefrom (net of any costs of issuance) are contributed to the common equity of the Company.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the 91st day following the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 91st day following the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

(5) any reasonable expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be Incurred under the Indenture (in each case whether or not consummated) or pursuant to the Refinancing;

(6) the amount of any business optimization expenses and restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees);

(7) any net gain or loss resulting from Hedging Obligations;

(8) the amount of management, monitoring, consulting and advisory fees and related expenses paid by any direct or indirect parent company of the Company to the Sponsor (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement to the extent such payments were actually reimbursed by the Company; and

(9) Securitization Fees;

in each case for such period, less non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent either the accrual of revenue in the ordinary course of business or the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or Parent (excluding Disqualified Stock of the Company), other than (i) public offerings with respect to common stock of the Company or of any of its direct or indirect parent entities registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of the Company.

“Event of Default” has the meaning assigned under the caption “— Defaults.”

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount at maturity equal to, the Notes, in compliance with the terms of the registration rights agreement.

“Excluded Contribution” means net cash proceeds or the Fair Market Value of other property or assets, in each case received by the Company and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption “— Certain Covenants — Limitation on Restricted Payments.”

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of such board of directors; provided, however, that for purposes of clause (a)(3) under “— Certain Covenants — Limitation on Restricted Payments,” if the Fair Market Value of the property or assets in question is so determined to be in excess of $15.0 million, such determination must be confirmed by an Independent Qualified Party. For purposes of determining the Fair Market Value of Capital Stock, the value of the Capital Stock of a Person shall be based upon such Person’s property and assets, exclusive of goodwill or any similar intangible asset.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean any Person Guaranteeing any obligation.

“Guaranty Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business and accrued expenses);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the liquidation preference with respect to such Preferred Stock (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person) (other than a pledge of Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; (b) prepaid revenues; (c) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (d) Obligations under or in respect of a Qualified Securitization Financing. Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments and indemnification payments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the accreted value thereof at such time;

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Initial Purchasers” shall mean Credit Suisse First Boston LLC and TD Securities (USA) LLC.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”, “Investment” shall include:

(1) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means November 30, 2005.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Advisory Agreement dated as of December 12, 2004, among GMHC, GMH Acquisition Corp. and CVC Management LLC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means Gallarus Media Holdings, Inc., a Delaware corporation and its successors, and each other Person that directly or indirectly owns 100% of the Voting Stock of the Company.

“Permitted Holders” means Citigroup Venture Capital Equity Partners, L.P. and its Affiliates.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness”;

(12) any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13) Investments the payment for which consists of Capital Stock of the Company or any of its direct or indirect parent entities (in each case exclusive of Disqualified Stock);

(14) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a purchase money note, contribution of additional Securitization Assets or an equity interest;

(16) Investments consisting of the transfer of accounts receivable and related assets; and

(17) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (17) and outstanding on the date such Investment is made, do not exceed $15.0 million; provided, however, that if an Investment permitted pursuant to this clause (17) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, the lesser of the amount of (A) such Investment and (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time such Person becomes a Restricted Subsidiary, shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (17).

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) Liens to secure Indebtedness Incurred pursuant to clause (11) of paragraph (b) of the covenant entitled “Certain Covenants — Limitation on Indebtedness”;

(6) Liens to secure Senior Indebtedness Incurred pursuant to paragraph (a) or clauses (1), (2), (3), (4) (to the extent such Indebtedness is secured on the Issue Date), (6) (to the extent the Indebtedness being Refinanced thereunder is secured), (8), (9) (to the extent the Indebtedness being Guaranteed is secured), (10) (to the extent the Notes have been previously secured), (12), (13), (14), (15) (to the extent the Liens extend only to the assets of the Securitization Subsidiary), (17) (to the extent the Liens extend only to assets of Foreign Subsidiaries) and (18) of paragraph (b) of the covenant entitled “— Certain Covenants — Limitation on Indebtedness”;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(9) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(11) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture; and

(12) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (5), (7), (8), or (9); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (5), (7), (8) or (9) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (5), (8) or (9) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “— Certain Covenants — Limitation on Sale of Assets and Subsidiary Stock”.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Products” means any products developed, acquired, produced, marketed or promoted by the Company or any of its Subsidiaries in connection with the conduct of a Related Business.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreements shall not be deemed a Qualified Securitization Financing.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the registration rights agreement dated November 30, 2005, among the Company, the Subsidiary Guarantors and the Initial Purchasers.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation);

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revolving Credit Agreement” means the Revolving Loan Credit Agreement dated as of November 30, 2005 to be entered into by and among the Company, the lenders party thereto, and Credit Suisse, as Administrative Agent, together with the related documents thereto (including the revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) including an indenture, governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Revolving Credit Agreement or successor Revolving Credit Agreement whether by the same or any other lender, investor or group of lenders or investors.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Assets” means any accounts receivable or other revenue streams from Products subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments entering such liabilities);

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Senior Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of (i) Senior Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination less (ii) the aggregate amount of cash and cash equivalents of the Company and its Restricted Subsidiaries as of such date of determination to (y) EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements are available prior to such date of determination (the “Reference Period”); provided, however, that:

(1) if the transaction giving rise to the need to calculate the Senior Leverage Ratio is an Incurrence of Senior Indebtedness, the amount of such Senior Indebtedness and the amount of cash and cash equivalents shall be calculated after giving effect on a pro forma basis to such Senior Indebtedness and the use of proceeds of such Senior Indebtedness;

(2) if any Senior Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Senior Leverage Ratio (other than, in each case, Senior Indebtedness Incurred under any revolving credit agreement unless commitments thereunder are permanently reduced), the aggregate amount of Senior Indebtedness and the amount of cash and cash equivalents shall be calculated on a pro forma basis.

(3) if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for the Reference Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for the Reference Period;

(4) if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Senior Indebtedness) as if such Investment or acquisition had occurred on the first day of the Reference Period; and

(5) if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Senior Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Senior Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Senior Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Senior Indebtedness if such interest rate agreement has a remaining term in excess of 12 months).

If any Senior Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Senior Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent such Senior Indebtedness was incurred solely for working capital purposes.

“Shareholders Agreement” means the Securities Purchase and Holders Agreement dated as of January 7, 2005, by and among GMH Holding Company, Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P., Court Square Capital Limited, the CVC co-investors identified therein and the management investors identified therein.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Sponsor” means CVC Management LLC and its Affiliates.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company that are customary in an accounts receivable securitization transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Term Credit Agreement” means the Term Loan Credit Agreement dated as of November 30, 2005 to be entered into by and among the Company, the lenders party thereto, and Credit Suisse, as Administrative Agent, together with the related documents thereto (including the term loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document), including an indenture, governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Term Credit Agreement or successor Term Credit Agreement, whether by the same or any other lender, investor or group of lenders or investors.

“Trustee” means Wells Fargo Bank, N.A. until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1) NCID (Vegas), LLC, NCID (Austin), LLC, NCID (West Palm), LLC, NCID (Seattle), LLC and NCID, LLC and any other Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) either (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” or (y) the Consolidated Leverage Ratio will not increase as a result of such designation, and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

Book-Entry, Delivery and Form

The certificates representing the Notes were issued in fully registered form, without coupons. Except as described below, the Notes were deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”) and registered in the name of Cede & Co., as DTC’s nominee, in the form of a global note (each a “Global Note”).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below.

Exchanges of Book-Entry Notes for Certificated Notes

A beneficial interest in a Global Note may not be exchanged for a Note in certificated form unless:

•	DTC (x) notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act;

•	in the case of a Global Note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, (A) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays), or (B) announces an intention permanently to cease business or does in fact do so;

•	there shall have occurred and be continuing an Event of Default with respect to the Notes; or

•	a request for certificates has been made upon 60 days’ prior written notice given to the note agent in accordance with DTC’s customary procedures and a copy of such notice has been received by the Issuer from the note agent.

In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any certificated Notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected only through the DWAC System and an appropriate adjustment will be made in the records of the Security Register to reflect a decrease in the principal amount of the relevant Global Note.

Global Notes

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Issuer and the guarantors take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

Upon the issuance of the Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants), and the records of participants (with respect to interest of persons other than participants).

As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the indenture and the Notes. Except in the limited circumstances described above under “— Exchanges of Book-Entry Notes for Certificated Notes,” owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes presented thereby), under the indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the indenture referred to herein. In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in definitive form, such Notes will be issued only in registered form in denominations of U.S. and integral multiples thereof.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments of the principal of and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Issuer, the note agent nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Beneficial interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. The Issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes for such Notes as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below), only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below), under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations.

Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer, the Note agent nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Same-Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any), by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuer will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.

The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions.

This summary deals only with beneficial owners of Notes that hold the Notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities for United States federal income tax purposes, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States subject to section 877 of the Code and taxpayers subject to the alternative minimum tax. This summary also does not discuss Notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States Holder (as defined below) is not the United States dollar. Moreover, the effect of any applicable estate or gift, state, local or non-United States tax laws is not discussed.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of Notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

United States Holders

The term “United States Holder” means a beneficial owner of a Note that is, for United States federal income tax purposes:

(1) an individual who is a citizen or a resident of the United States;

(2) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

(3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4) a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

In the case of a beneficial owner of Notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the Notes to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partnership. If you are a partner of partnership holding Notes, then you should consult your own tax advisors.

Payment of Interest

Subject to the discussion below under the headings “United States Holders — Market Discount” and “United States Holders — Amortizable Bond Premium and Acquisition Premium,” stated interest on a Note will be included in the gross income of a United States Holder as ordinary income at the time such interest is accrued or received, in accordance with the holder’s method of accounting for United States federal income tax purposes.

Market Discount

If a United States Holder purchases a Note for an amount that is less than the principal amount of such Note, the amount of the difference will be treated as “market discount,” unless such difference is less than a specified de minimis amount (0.25 percent of the stated redemption price at maturity multiplied by the number of whole years to the maturity date after such purchase). Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any amount received on the sale, exchange, retirement or other taxable disposition of such Note, as ordinary income to the extent of any accrued market discount (discussed below) that has not previously been included in income. In addition, a United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of a potion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue market discount under a constant yield method. A United States Holder of a note may elect to include market discount in income currently as it accrues (under either a straight-line or constant yield method), in which case the rules described above regarding the recognition of ordinary income on disposition and the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount bonds acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Amortizable Bond Premium and Acquisition Premium

A United States Holder who purchases a Note for an amount that is greater than the amount payable on the maturity of the Note will be considered to have purchased the Note with “bond premium” equal to such excess amount. If a proper election under Code Section 171 is (or has been) made, the United States Holder may be able to amortize any bond premium over the term of the Note as an offset to interest income on the Note. Any such election to amortize bond premium would apply to all taxable debt instruments held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and cannot be revoked without permission from the IRS. If a United States Holder of a Note makes an election to amortize bond premium, this bond premium would be amortizable on a constant yield method over the term of the Note, subject to certain limitations, and the holder’s tax basis in the Note must be reduced by the amount of the aggregate amortization deductions allowable for the bond premium.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition and (ii) that holder’s adjusted tax basis in the Note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the Note (less a portion allocable to any accrued and unpaid interest, which will be treated as ordinary income). A United States Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such holder, reduced by any principal payments on the Note received by such holder. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the Note for more than one year. In general, long-term capital gains of a non-corporate United States Holder are taxed at reduced rates. The deductibility of capital losses is subject to limitations. United States Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

Information Reporting and Backup Withholding Tax

In general, we must report certain information to the IRS with respect to payments of principal, premium, if any, and interest (including additional interest) on a Note and payments of the proceeds of the sale or other disposition of a Notes, to certain non-corporate United States Holders. The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

The term “non-United States Holder” means a beneficial owner of a Note that is, for United States federal income tax purposes:

(1) a nonresident alien, individual;

(2) a foreign corporation; or

(3) a foreign estate or trust.

The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of the Notes at. any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:

(1) certain former citizens or residents of the United States;

(2) controlled foreign corporations;

(3) passive foreign investment companies;

(4) corporations that accumulate earnings to avoid United States federal income tax;

(5) investors in pass-through entities that are subject to special treatment under the Code; and

(6) non-United State Holders that are engaged in the conduct of a United States trade or business.

Payment of Interest

Subject to the discussion of backup withholding tax below, interest paid on a Note by us or any paying agent to a non-United States Holder will be exempt from United States withholding tax under the “portfolio interest exemption;” provided that (i) the non-United States Holder does not, actually or constructively, own 10% or more of the combined voting power of all classes of our stock entitled to vote, (ii) the non-United States Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership, (iii) the non-United States Holder is not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and (iv) either (a) the non-United States Holder provides to us or our agent an applicable IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the Notes on behalf of the non-United States Holder and provides a statement to us or our agent under penalties of perjury in which it certifies that an applicable IRS Form W-8BEN (or a suitable substitute form) has been received by it from the non-United States Holder or qualifying intermediary and furnishes a copy to us or our agent. This certification requirement may be satisfied with other documentary evidence in the case of a Note held in an offshore account or through certain foreign intermediaries.

If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest made to such holder generally will be subject to United States withholding tax at the rate of 30%, unless the holder provides us or our agent with a properly executed IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty.

Sale, Exchange, Redemption, Retirement or other Disposition of Notes

Subject to the discussion of backup withholding tax below, a non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other disposition of a Note (other than any amount representing accrued but unpaid interest on the Note, which is subject to the rules discussed above under “Non-United States Holders — Payment of Interest”) unless the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Information Reporting and Backup Withholding Tax

The amount of interest paid to a non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which a non-United States Holder is resident.

Provided, that a non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, a non-United States Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from disposition of, a Note, unless we or our paying agent know, or have reason to know that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition of a Note are as follows:

•	If the proceeds are paid to or through the United States office of a broker, a non-United States Holder generally will be subject to backup withholding tax and information reporting unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a “United States Related Person”), a non-United States Holder will not be subject to backup withholding tax or information reporting.

•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

The selling noteholder is offering the Notes for its own account, and not for our account. We will not receive any of the net proceeds of the offering.

The selling noteholder may offer the Notes for sale from time to time in one or more transactions, including:

•	block transactions;

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at prices determined on a negotiated or competitive bid basis.

The selling noteholder may sell the Notes directly, through agents designated by them, from time to time, or by such other means as we may specify in any applicable prospectus supplement. Participating agents or broker-dealers in the distribution of any of the Notes may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the resale of the Notes purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

The selling noteholder may sell its Notes through a broker-dealer acting as agent or broker or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such Notes to the public at varying prices to be determined by the broker-dealer at the time of resale. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their business.

To the extent required, the number and amount of the Notes to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an appropriate supplement to this prospectus.

If underwriters are used in a sale, Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Notes may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be stated on the cover of the prospectus supplement. Underwriters, dealers and agents may be entitled, under agreements to be entered into between us and the selling noteholder, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. If any material change is made with respect to this plan of distribution, we will file a post-effective amendment to the registration statement of which this prospectus forms a part.

In order to comply with the securities laws of particular states, the Notes covered by this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in particular states, the Notes may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Certain persons that participate in the distribution of the Notes may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes, including over allotment, stabilizing and short-covering transactions in such Notes, and the imposition of penalty bids, in connection with an offering. Any person participating in the distribution of the Notes registered under the registration statement that includes this prospectus and any supplement will be subject to applicable provisions of the Exchange Act of 1934 and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our Notes by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our Notes to engage in market-making activities with respect to our Notes. These restrictions may affect the marketability of our Notes and the ability of any person or entity to engage in market-making activities with respect to our Notes.

Upon sale under the registration statement that includes this prospectus and any supplement, the Notes registered by the registration statement will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York and Balch & Bingham LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended March 25, 2007 have been so incorporated in reliance on the reports (the Predecessor report includes an explanatory paragraph relating to the restatement of the financial statements as described in Note 2 to the financial statements included in our Registration Statement on Form S-4/A filed on August 2, 2006) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table shows the costs and expenses payable solely by the registrant in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee		$921
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Printing Fees and Expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 15.	Indemnification of Directors, Officers and Employees

Network Communications, Inc. has purchased insurance on behalf of any person who, during the applicable policy period, is or was a director or officer of Network Communications, Inc., or its subsidiaries, (or an employee or agent of same serving in a similar capacity), or is or was serving at the request of Network Communications, Inc. or its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any covered liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Network Communications, Inc. or its subsidiaries would have the power to indemnify him against such liability under the provisions of relevant bylaws or certificate of incorporation, as amended, subject in each case to the exclusions and limitations set forth in the applicable policy.

Network Communications, Inc. shall indemnify each director and officer of Network Communications, Inc. and each person who is or was serving at the request of Network Communications, Inc. as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise in the manner and to the fullest extent provided by the Georgia Business Corporation Code, as the same now exists or may hereafter be amended.

The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws).

Our Bylaws (the “Bylaws”) also provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in our right), by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code. In addition, the Bylaws provide that we will advance to its directors or officers reasonable expenses of any such proceeding.

Notwithstanding any provisions of our Bylaws to the contrary, the Georgia Business Corporation Code provides that we shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to us or is subjected to injunctive relief in our favor: (1) for any appropriation, in violation of his duties, of any business opportunity of ours; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

We maintain directors’ and officers’ liability insurance policies covering claims made against its directors and officers for certain wrongful acts done in such capacity and providing reimbursement to us for indemnification of our directors and officers in respect of such claims.

Item 16.  Exhibits

See Exhibit Index.

Item 17.	Undertakings

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

a. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

c. to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that the undertakings set forth in paragraphs (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Network Communications, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lawrenceville, Georgia, on December 12, 2007.

NETWORK COMMUNICATIONS, INC.

By:	/s/ Daniel McCarthy
Daniel McCarthy
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Daniel McCarthy and Gerard Parker, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Network Communications, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Daniel McCarthy Daniel McCarthy	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 12, 2007

/s/ Gerard Parker Gerard Parker	Senior Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 12, 2007

/s/ David F. Thomas David F. Thomas	Director	December 12, 2007

/s/ Ian D. Highet Ian D. Highet	Director	December 12, 2007

/s/ Martin Maleska Martin Maleska	Director	December 12, 2007

/s/ John Overbay John Overbay	Director	December 12, 2007

S-1

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, by and among Network Communications, Inc., Credit Suisse First Boston LLC and TD Securities (USA) LLC dated November 30, 2005.†
3.1	Certificate of Incorporation of Network Communications, Inc., as amended.†
3.2	By-Laws of Network Communications, Inc.†
4.1	Indenture by and between Network Communications, Inc., and Wells Fargo Bank, N.A., dated November 30, 2005.†
4.2	Registration Rights Agreement by and among Network Communications, Inc., Credit Suisse First Boston LLC and TD Securities (USA) LLC, dated as of November 30, 2005.†
5.1	Opinion of Kirkland & Ellis LLP.*
5.2	Opinion of Balch & Bingham LLP.*
12.1	Statement re Calculation of Ratio of Earnings to Fixed Charges. *
23.1	Consent of PricewaterhouseCoopers, LLP. *
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1). *
23.3	Consent of Balch & Bingham LLP (included in Exhibit 5.2).*
24.1	Power of Attorney (included in the signature page hereto).*
25.1	Statement of eligibility of Trustee, dated December 4, 2007.*

*	Filed herewith.

†	Previously filed.